EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into by and between Dussault Apparel, Inc., a Nevada corporation located at 8010 Melrose Avenue, Los Angeles, CA 90046 (the “Company”), and Terrence Fitzgerald, residing at 15217 S. 18th Avenue, Phoenix, AZ, 85045, the undersigned individual (“Executive”).

RECITAL

The Company and Executive desire to enter into an Employment Agreement setting forth the terms and conditions of Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.	Employment.

(a)          Term. The Company hereby employs Executive to serve as President of the Company. The employment with the Company shall be in three (3) year terms, commencing on the date of signature of this agreement, with automatic renewals of subsequent three (3) year terms, unless for early termination as defined in paragraph 5. Executive is free to terminate the employment relationship at any time, subject to the other provisions of this Agreement.

(b)          Duties and Responsibilities. Executive will be reporting directly to the Company’s Board of Directors. Within the limitations established by the Bylaws of the Company, the Executive shall have each and all of the duties and responsibilities of the President and such other duties on behalf of the Company as may be reasonably assigned from time to time by the Company’s Board. Aforementioned duties and responsibilities shall include: personnel management including hiring, remuneration and dismissal; other employee concerns including insurance and state and federal regulatory issues; OSHA and fair label and trade concerns; Company stock issuance, maintenance and SEC filings; quarterly reports; press releases; final approval and veto of all expenses and expenditures of Company's employees and executives and major shareholders who provide services to Company; final approval and veto of all budgets and accounting concerns; local, state and federal tax filings; overseeing the development and manufacturing process involving Company’s employees as well as third parties; overseeing the marketing, advertising, distribution and sales process involving Company’s employees as well as third parties; day to day tasks and operations that befit the usual responsibilities of the President's office.

(c)          Location. The location at which Executive shall perform services for the Company shall be generally in Los Angeles, California.

2.	Compensation.

(a)          Base Salary. Executive shall be paid a base salary (“Base Salary”) at the annual rate of $340,000.00, payable in bi-weekly installments consistent with Company’s payroll practices. The annual Base Salary shall be reviewed on or before July 1st of each year, unless Executive’s employment hereunder shall have been terminated earlier pursuant to this Agreement.

(b)          Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(c)          Bonus. Executive shall also be entitled to bonuses determined at the sole discretion of the Board of Directors, at intervals set forth by the Board of Directors. See the separate document entitled Dussault Apparel, Inc. Incentive Compensation Performance Plan for further and specific details.

3.	Other Employment Benefits.

(a)          Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for travel and other business expenses duly incurred by Executive in the performance of his duties under this Agreement. Aforementioned reimbursements shall be paid in a timely manner, and at no time later than fourteen (14) calendar days after submission to Company. Executive will be provided with company credit cards to be used for most day-to-day business expenditures.

(b)          Benefit Plans. Executive shall be entitled to participate in the Company’s medical and dental plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions. Executive shall be entitled to participate in any other benefit plan offered by the Company to its employees during the term of this Agreement (other than stock option or stock incentive plans, which are governed by Section 3(f) below). Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time, with the exception that Company agrees to pay for Executive’s and Executive’s immediate family’s medical insurance plans at all times during employment and for three (3) months thereafter, which shall be of the PPO variety. Company agrees to provide and pay for term life insurance for Executive in the amount of $1,000,000.00 for as long as Executive is employed by Company and for six (6) months thereafter.

(c)          Vacation. Executive shall be entitled to three (3) weeks of paid vacation time each year of employment, exclusive of legal holidays, so long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operations. Executive shall earn one week of vacation at the start of every new one hundred and twenty (120) day period, starting with the date of signature of this document. Each subsequent year Executive is employed by Company, Executive’s vacation time shall increase by two (2) full days off, to a maximum of eight (8) weeks total. Unused vacation dates shall be bankable if unused year to year and shall never expire. Company acknowledges that Executive customarily takes the week of Christmas Day (December 25th) through New Year’s Day (January 1st) for vacation time annually.

(d)          Personal Days. Executive shall receive five (5) paid sick or personal days per year employed by the Company, which shall be bankable if unused year to year and shall never expire.

(e)          Car Allowance. Company shall provide Executive a monthly car allowance in the amount of $400.00, starting on the first day of the first month after the signing of this agreement. Said payment shall continue for as long as Executive is employed by the Company or any subsidiary thereof. The car allowance shall increase 5% per year, starting on the one year anniversary of the first payment. All payments shall be paid to the entity of Executive’s choice.

(f)           Stock. Executive shall be entitled to shares of the Common Stock of the Company pursuant to the following terms:

(1)          The number of shares allocated to Executive on the date of signature of this document shall be 1,972,000 shares which included all shares issuable in consideration for 970,000 shares of Deuce Jeans Incorporated (or any successor entity) currently held by the executive, which shall be cancelled.

(2)          Executive shall have the option to purchase further shares at intervals to be determined by the Board of Directors at a later date. This date shall not be later than six (6) calendar months after date of signature of this agreement and subsequent intervals shall not be greater than six (6) month term periods thereafter. The exercise price for the options shall be determined in accordance with the terms of a stock option/compensation plan to be adopted by the Board of Directors within six (6) months from this agreement .

(3)          Issuance of the stock shall be in accordance with all applicable securities laws and the other terms and conditions set forth by Company.

4.            Executive’s Business Activities. Executive shall devote the substantial portion of his entire business time, attention and energy exclusively to the business and affairs of the Company; Executive may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties hereunder.

5.	Termination of Employment.

(a)          For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for cause for any one of the following reasons: (1) conviction of a felony, or a Class 1 misdemeanor where imprisonment is imposed of greater than ninety (90) continuous days, (2) Executive’s failure or inability to perform any material reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, or (3) material breach of this Agreement which breach is not cured within fifteen (15) days following written notice of such breach. Upon termination of Executive’s employment with the Company for cause, the Company shall be under no further obligation to Executive for salary or bonus, except to pay all accrued but unpaid base salary to the date of termination, accrued bonus (if any) and accrued vacation to the date of termination thereof. All Company stock owned, whether fully vested or not, by Executive shall remain the property of Executive.

(b)          Without Cause. (i) The Company may terminate Executive’s employment hereunder at any time without cause, provided, however, that Executive shall be entitled to severance pay in the amount of one (1) year of Base Salary in addition to accrued but unpaid Base Salary and accrued vacation, less deductions required by law, but if, and only if, Executive executes a valid and comprehensive release of any and all claims that the Executive may have against the Company. (ii) If Company ceases to operate as a business as defined by IRS, Federal or State corporation rules, and/or shall find itself in bankruptcy during the first term of this agreement, Executive shall be entitled to severance pay in the amount of one (1) year of Base Salary in addition to accrued but unpaid Base Salary and accrued vacation, less deductions required by law. All Company stock owned, whether fully vested or not, by Executive shall remain the property of Executive.

(c)          Termination for Good Reason. If Executive terminates his employment with the Company for Good Reason (as hereinafter defined), he shall be entitled to the vesting benefits set forth in Section 3(f) and the severance benefits set forth in Section 5(b)(i). For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) relocation of the Company’s executive offices more than fifty miles from the current location, without Executive’s concurrence; (ii) any material breach by the Company of this Agreement; (iii) a material change in the principal line of business of the Company, without Executive’s concurrence, or (iv) any significant change in the Executive’s duties and responsibilities. All Company stock owned, whether fully vested or not, by Executive shall remain the property of Executive.

(d)          Cooperation. After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

6.            Disability of Executive. The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than 120 consecutive days. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary, severance pay in the amount of six (6) months of Base Salary, accrued bonus (if any) and accrued vacation.

7.            Death of Executive. In the event of the death of Executive, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within fifteen (15) days the Company shall pay to Executive’s heirs or personal representatives Executive’s Base Salary and accrued vacation and personal time accrued to the date of death.

8.            Confidential Information. Executive shall execute a Confidential Information Agreement. The obligations under the Confidential Information Agreement shall survive termination of this Agreement for any reason, for a length of time as defined within said agreement.

9.            Exclusive Employment. During employment with the Company; (a) Executive will not do anything to compete with the Company’s present or contemplated business, nor will he plan or organize any competitive business activity and (b) Executive will not enter into any agreement which conflicts with his duties or obligations to the Company. Executive will not during his employment, without the Company’s express written consent, solicit or encourage any employee, agent, independent contractor, supplier, consultant, investor, or alliance partner to terminate or alter a relationship with the Company. Executive shall be entitled to offer his services to outside, non-related parties, or solely on his own as an independent, in the entertainment field in the role of “producer/director” or “writer” or any derivative thereof, for such projects as feature films; television or internet series, films, pilots or specials; animation; literary projects and/or music videos, so long as said work does not hinder Executive’s ability to perform the duties outlined in 1(b).

10.          Assignment and Transfer. Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.

11.          No Inconsistent Obligations. Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.

12.	Miscellaneous.

(a)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(b)          Entire Agreement. Except with respect to the Dussault Apparel, Inc. Incentive Compensation Performance Plan referenced in Section 2(c), this Agreement, together with the Confidential Information Agreement, contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(c)          Amendment. This Agreement may be amended only by a written amendment signed by Executive and by a duly authorized representative of the Company.

(d)          Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(e)          Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(f)           Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(g)          Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(h)          Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

(i)           Assistance in Litigation. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

(j)           Disputes. Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, shall be litigated solely in state or federal court in Los Angeles, California. Each party (1) submits to the jurisdiction of such court, (2) waives the defense of an inconvenient forum, (3) agrees that valid consent to service may be made by mailing or delivery of such service to the California Secretary of State (the “Agent”) or to the party at the party’s last known address, if personal service delivery can not be easily effected, and (4) authorizes and directs the Agent to accept such service in the event that personal service delivery can not easily be effected. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

(k)          Relocation. Company shall pay for all moving expenses to relocate Executive from Phoenix, Arizona to Executive’s new address within Los Angeles, California. Such expenses shall include, but not be limited to; professional packing and transportation of Executive’s possessions, the transportation of one automobile by professional car hauler transport, as well as any commuting costs incurred during the three to six month long re-location transition period.

(l)           Amy Fitzgerald, Individual. The employment of Amy Fitzgerald shall be guaranteed under this agreement for the length of Executive’s employ with the Company, with no further compensation necessary for the first year of this agreement. On the first anniversary of the signing of this agreement, Amy Fitzgerald shall have the right to negotiate a new and solely own employment agreement with Company if she so desires or leave her position within the company. If she elects not to pursue her own agreement, her employment shall carry on under this agreement for the foreseeable future. During the length of this agreement, Amy Fitzgerald shall be entitled to the same benefits as Executive under paragraphs 3(c) and 3(d).

(m)         Company Signatory. Company acknowledges and agrees that the individual signing this agreement below as signatory on behalf of Company has the full right, authority and effect to sign on behalf of Company.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

DUSSAULT APPAREL, INC.: /s/ Jason Dussault Jason Dussault Title: ________________ Date: June 22, 2007	EXECUTIVE: /s/ Terrance Fitzgerald Terrence Fitzgerald Date: 6/22/07